SECURITIES AND EXCHANGE COMMISSION
                    Washington, DC  20549

                          FORM S-8
   Registration Statement Under The Securities Act of 1933



                        TRIPOS, INC.
   (Exact Name of Registrant as Specified in its Charter)

           Utah                             43-1454986
(State or other jurisdiction of         (I.R.S. Employer
incorporation or organization           Identification No.)


1699 South Hanley Road
St. Louis, Missouri                           63144
(Address of Principal Executive Offices)     (Zip Code)


                        TRIPOS, INC.
            1996 DIRECTOR STOCK COMPENSATION PLAN
                   1994 STOCK OPTION PLAN
                  1994 DIRECTOR OPTION PLAN
                 (Full titles of the plans)


John P. McAlister III             Copy of Communications to:
President and Chief               Stuart Funderburg
Executive Officer                 Peper, Martin, Jensen,
Tripos, Inc.                         Maichel, and Hetlage
1699 S. Hanley Road               720 Olive Street
St. Louis, Missouri  63144        St. Louis, Missouri  63101
(Name and address of agent for service)

                        (314)647-1099
    (Telephone number, including area code, of agent for
                          service)


               CALCULATION OF REGISTRATION FEE


Title of Securities  Amount to be    Proposed  Proposed   Amount of
to be Registered     Registered (1)  Maximum   Maximum    Registration
                                     Offering  Aggregate  Fee
                                     Price Per Offering
                                     Share (2) Price (2)

Common Stock,
$.01 par value and associated preferred share purchase rights

1994 Stock
Option Plan            396,000       $14.25    $5,643,000  $1,810.00 (3)

Preferred Share Purchase rights

1996 Director Stock
Compensation Plan      200,000       (4)         (4)         (5)

1994 Director Stock
Option Plan            200,000       (4)         (4)         (5)
                                                           $1,810.00

(1) This Registration Statement shall also cover any additional shares of Common Stock and associated preferred share purchase rights which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Company's outstanding shares of Common Stock.

(2) Estimated solely for the purpose of calculating the amount of the registration fee, pursuant to Rule 457(h) of the Securities Act of 1933, as amended (the "Securities Act") on the basis of the average of the representative high and low sales prices per share of registrant's Common Stock, as quoted on the NASDAQ National Market System on August 4, 1997.

(3) Includes a minimum registration fee of $100 for the Preferred Share Purchase Rights.

(4) No offering price is presently calculable with respect to the Preferred Share Purchase Rights.

(5)  No registration fee for the Preferred Share Purchase
Rights can be calculated under Rule 457 of Regulation C promulgated under the Securities Act. Accordingly, pursuant to Section 6(b) of the Securities Act, the minimum registration fee is being paid to register the Preferred Share Purchase Rights.


                           PART II

     INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

        The following documents filed with the Securities and Exchange Commission (the "Commission") by Tripos, Inc. (the
"Company") are incorporated herein by reference:

        (a)(1) The Annual Report of the Company on Form 10-K for the year ended December 31, 1996, filed pursuant to
Section 13 of the Securities Exchange Act of 1934, as amended
(the "Exchange Act") on March 25, 1997;

           (2) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, filed pursuant to
Section 13 of the Exchange Act on May 14, 1997;

        (b) All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

        (c)     The description of the Company's Common
Stock, $.01 par value (the "Common Stock"), contained under the heading "Description of Capital Stock" in the Company's Registration Statement on Form 10 (No.0-23666) filed with the Commission on March 16, 1994, including any amendment or report filed for the purpose of updating such description.

        (d)     The description of the Company's Preferred
Share Purchase Rights, as contained in the Registration
Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act on March 15, 1996.

Item 4.  Description of Securities

        Not applicable.

Item 5.  Interests of Named Experts and Counsel

        As of the date hereof, members of the law firm of Peper, Martin, Jensen, Maichel and Hetlage beneficially own, in the aggregate, 3,000 shares of Common stock of the Company.

Item 6.  Indemnification of Directors and Officers

        The Company's Articles of Incorporation (the
"Articles") provide that, to the fullest extent permitted by the Utah Revised Business Corporation Act (the "Act") or any other applicable law in effect or as it may be amended, a director or officer of the Company shall not be personally liable to the Company or its shareholders for monetary damages for any action taken, or failure to take any action, as a director or officer. The provision is authorized by Section 16-10a-841 of the Utah Revised Business Corporation Act and is designed, among other things, to encourage qualified individuals to serve as directors and officers of Utah corporations by permitting Utah corporations to limit or eliminate directors' and officers' liability for monetary damages for breach of the duty of care. The provision is also consistent with other existing provisions of the Utah Revised Business Corporation Act permitting indemnification of directors and officers and other persons. The limitation may have no effect on claims arising under the federal securities laws.

        Notwithstanding the provisions described above, directors and officers remain liable for the amount of a financial benefit received by such director or officer to which he is not entitled, an intentional infliction of harm on the Company or its shareholders and an intentional violation of criminal law.
The Articles also do not eliminate directors and officers liability under a separate provision of the Utah Revised
Business Corporation Act, which makes directors and officers personally liable for unlawful payments of dividend or unlawful stock repurchases or redemptions.

        The provisions that eliminate liability as described above will apply to officers of the Company only if they are directors of the Company and are acting in their capacity as directors and will not apply to officers of the Company who are not directors.

        The Utah Revised Business Corporation Act contains provisions permitting and, in some situations, requiring Utah corporations, to provide indemnification to their directors and officers for losses and litigation expense incurred in connection with their service to the corporation in those capacities. The Company's Articles and Bylaws contain provisions requiring indemnification by the Company of its directors and officers to the fullest extent that is permitted by law. Indemnification includes advancement of reasonable expenses in certain circumstances.

        The Utah Revised Business Corporation act permits indemnification of a director or officer of a Utah corporation, in the case of a third party action, if the director or officer: (i) conducted himself in good faith;
(ii) reasonably believed that his conduct was in, or not opposed to, the corporation's best interest, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. The Act further provides for mandatory indemnification of directors and officers who are successful on the merits or otherwise in the defense of any proceeding, or in the defense of any claim, issue or matter in the proceeding, to which he was a party because he is or was a director or officer of the Company, against reasonable expenses incurred by him in connection with such proceeding or claim. The Utah statute limits the indemnification that a corporation may provide to its directors and officers in a derivative action in which the director or officer is held liable to the corporation, or in any proceeding in which the director or officer is held liable on the basis of his improper receipt of a personal benefit.

        In addition, the Utah Revised Business Corporation
Act and the Company's Bylaws authorize the Company to purchase insurance for its directors and officers insuring them against certain risks as to which the Company may be unable lawfully to indemnify them. The Company maintains insurance coverage for its directors and officers as well as insurance coverage to reimburse the Company for potential costs of its corporate indemnification of directors and officers. The Company has entered into agreements with its directors and officers providing contractually for indemnification consistent with its Articles and Bylaws.

        The Company also has entered into indemnification agreements with its directors and officers containing provisions that the Company believes are consistent with the specific indemnification provisions contained in the Utah Revised Business Corporation Act. The indemnification agreements require the Company to indemnify such directors and officers against expenses, including attorney's fees, judgments, fines and amounts paid in settlement that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature) and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 7.  Exemption from Registration

        Not Applicable.

Item 8.  Exhibits

        See Exhibit Index located at Page 9 hereof.

Item 9.  Undertakings

        A.      The undersigned registrant hereby
undertakes:

                (1)     To file, during any period in which
offers or sales are being made, a post-effective amendment to the Registration Statement:

                        (i)     To include any prospectus
required by Section 10(a)(3) of the Securities Act of 1933;

                        (ii)    To reflect in the prospectus
any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                        (iii)   To include any material
information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i)and
(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8, or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to
Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in this Registration Statement.

                (2)     That, for the purpose of determining
any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (3)     To remove from registration by means
of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the 1934
Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section
15(d) of the 1934 Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.




                           SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St.Louis, State of Missouri, on August 8, 1997

                                                TRIPOS, INC.


                                         By: John P.McAlister, III /s
                                             John P.McAlister, III
                                             President and Chief
                                             Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities on the date indicated. Know all men by these presents, that each person whose signature appears below constitutes and appoints Ralph S. Lobdell, John P. McAlister, III and Colleen A. Martin, and each of them (with full power to each of them to act alone), his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any or all amendments to this Registration
Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Name and Signature          Title                         Date

John P. McAlister, III /s
John P. McAlister III       President, Chief Executive   August 8, 1997
                            Officer, and Officer
                            (Principal Executive Officer)

Colleen A. Martin /s
Colleen A. Martin           Vice President, Finance,     August 8, 1997
                            Secretary and Chief Financial
                            Officer
                            (Principal Financial and
                             Accounting Officer)
Ralph S. Lobdell /s
Ralph S. Lobdell            Director                     August 8, 1997


Gary Meredith /s
Gary Meredith               Director                     August 8, 1997

Stewart Carrell /s
Stewart Carrell             Director                     August 8, 1997

Ferid Murad /s
Ferid Murad                 Director                     August 8, 1997


Alfred Alberts /s
Alfred Alberts              Director                     August 8, 1997



File No. 33-_____




             SECURITIES AND EXCHANGE COMMISSION

                   Washington, D.C.  20549



                         EXHIBITS TO

                          FORM S-8

                          UNDER THE

                   SECURITIES ACT OF 1933



                        TRIPOS, INC.

       (Exact Name of Issuer as Specified in Charter)


                        TRIPOS, INC.
            1996 DIRECTOR STOCK COMPENSATION PLAN
                   1994 STOCK OPTION PLAN
                  1994 DIRECTOR OPTION PLAN

                   (Full titles of Plans)



                      INDEX TO EXHIBITS


Exhibit
Number*

4 (i) Reference is made to Article Three of the Company's Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.3 of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission March 25, 1997).

4 (ii) Rights agreement, dated as of January 26, 1996, between Tripos Inc, a Utah corporation, and Boatmen's Trust Company, as Rights Agent, which includes, as Exhibit B thereto, the form of Rights Certificate and as Exhibit C thereto, the summary of Rights to Purchase Preferred Shares (incorporated by reference to Exhibit 4 (i) to Registrant's From 8-K dated March 15, 1996).

 5              Opinion of Peper, Martin, Jensen, Maichel and Hetlage.

15              Omitted--Inapplicable.

23.1            Consent of Ernst & Young LLP.

23.2 Consent of Peper, Martin, Jensen, Maichel and Hetlage contained in Exhibit 5.

24              Power of Attorney contained on Page 7 hereof.

25              Omitted--Inapplicable.

27              Omitted--Inapplicable.

28              Omitted--Inapplicable.

99              Omitted--Inapplicable.

*Numbers correspond to document numbers in Exhibit Table of Item 601 of Regulation S-K.




Exhibit 5



August 8, 1997
Tripos, Inc.
1699 South Hanley Road
St. Louis, Missouri 63144




     We are counsel for Tripos, Inc., a Utah corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of (i) an additional 396,000 shares of Common Stock, $.01 per share par value, of the Company (the "Additional 1994 Plan Shares") and 396,000 Preferred Share Purchase Rights accompanying and associated therewith (the "1994 Stock Plan Rights"), to be issued under the Tripos, Inc. 1994 Stock Option Plan, as amended (the "1994 Plan As Amended"); (ii) 200,000 Preferred Share Purchase Rights accompanying and associated with 200,000 shares of Common Stock, $.01 per share par value, of the Company, to be issued under the 1996 Director Stock Compensation Plan (the "1996 Director Plan Rights"); and
(iii) 200,000 Preferred Share Purchase Rights accompanying and associated with 200,000 shares of Common Stock, $.01 per share par value, of the Company, to be issued under the 1994 Director Stock Option Plan (the "1994 Director Plan Rights"). The 1994 Stock Plan Rights, 1996 Director Plan Rights and 1994 Director Plan Rights are collectively referred to as the "Rights". A Registration Statement on Form S-8 (the "Registration Statement") with respect to the Additional 1994 Plan Shares and the Rights is being filed concurrently herewith with the Securities and Exchange Commission.

     As counsel, we have examined (i) the 1994 Plan As Amended; (ii) minutes of the Tripos, Inc. Annual Shareholders Meeting held May 9, 1997, as certified by the Secretary of the Company; (iii) executed copies of the Actions of the Board of Directors of the Company by unanimous written consent, dated as of March 17, 1997, as certified by the Secretary of the Company; (iv) minutes of the Tripos, Inc. Annual Shareholders Meeting held May 10, 1996, as certified by the Secretary of the Company; (v) executed copies of the actions of the Board of Directors of the Company by unanimous written consent, dated as of May 9, 1996, as certified by the Secretary of the Company; (vi) executed copies of the actions of the Board of Directors of the Company by unanimous written consent, dated as of March 15, 1996, as certified by the Secretary of the Company;
(vii) minutes of a meeting of the Company's Board of Directors held January 26, 1996, as certified by the Secretary of the Company; (viii) minutes of a meeting of the Company's Sole Shareholder held May 19, 1994, as certified by the Secretary of the Company; (ix) minutes of a meeting of the Company's Board of Directors held May 9, 1994, as certified by the Secretary of the Company; (x) the Rights Agreement dated as of January 26, 1996, by and between the Company and Boatmen's Trust Company as Rights Agent; (xi) a copy of the Company's Amended and Restated Articles of Incorporation certified by the Utah Division of Corporations and Commercial Code; and (xii) a copy of the Company's Amended and Restated Bylaws, as certified by the Secretary of the Company. We have relied, as to these and other factual matters which affect our opinion, on the Certificate of the Secretary of the Company dated as of August 8, 1997. We have assumed the genuineness of all signatures, the authenticity of all items submitted to us as originals, the conformity with originals of all items submitted to us as copies and the authenticity of the originals of such latter documents.

     Based upon the foregoing, we are of the opinion that:

     1. The Additional 1994 Plan Shares to be issued as described in the 1994 Plan As Amended are duly and validly authorized.

     2. When the Additional 1994 Plan Shares to be issued pursuant to the 1994 Plan As Amended are issued by the Company in accordance with the provisions of the 1994 Plan
As Amended, such Additional 1994 Plan Shares will be duly and validly issued, fully paid and nonassessable.

     3.   The Rights are duly and validly authorized.

     With respect to the opinions set forth herein, we note that we are not licensed attorneys in the state of Utah and our opinions with respect to the laws of the state of Utah are based solely on our review of the Utah Revised Business
Corporation Act.

     We hereby consent to the use of this opinion as Exhibit
5 of the above-mentioned Registration Statement.





                    PEPER, MARTIN, JENSEN, MAICHEL and HETLAGE










Exhibit 23.1



               Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1996 Director Stock compensation Plan, the 1994 Stock Option Plan, and the 1994 Director Option Plan of Tripos, Inc. of our report dated January 31, 1997, with respect to the consolidated financial statements of Tripos, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1996 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.

Ernst & Young, LLP  /s
St. Louis, Missouri
August 5, 1997